Exhibit 4.25

EHAVE, INC.

2020 Winston Park Drive, Suite 201

Oakville, Ontario, Canada L6H 6X7

October 11, 2017

[name]

[address]

[address]

Re: Ehave, Inc. private placement

Gentlemen:

This letter evidences the receipt by Ehave, Inc. (the “Company”) of $______ from the undersigned investor. It is your intention, as evidenced by our communications and memorialized in this letter, that said amount shall automatically convert into the appropriate amount of securities in the Offering (defined below) upon the receipt of fully executed documents (the “Transaction Documents”), including without limitation, a completed accredited investor questionnaire and customary investor representations in compliance with a private offering to be made pursuant to certain exemptions from registration under the Securities Act of 1933, as amended.

The terms and conditions of your investment shall be set forth in the Transaction Documents and shall be substantially similar to the terms and conditions of the securities sold by the Company in an upcoming proposed offering in which Andrew Garrett, Inc. will serve as placement agent (the “Offering”), which currently contemplated terms are described in the Term Sheet with Andrew Garrett Inc. attached hereto, except that you will be entitled to 120% warrant coverage and shall not be entitled to appoint a member(s) to the Company’s board of directors. If the Offering is not consummated for any reason by December 31, 2017, the Company agrees to memorialize the amount you paid as a secured promissory note (the “Note”) that matures on January 31, 2018. In addition, following provisions will apply: (a) you will be entitled to additional warrant coverage of 10% for each month that the initial closing of the Offering does not close after December 31, 2017; (b) the terms of the warrants will be the same as the to warrants in the Offering; and (c) at the maturity date of the Note, you have the option to convert the principal amount plus interest into common stock of the Company at $0.075 per share.

Please indicate your acknowledgment and agreement to the foregoing by signing in the space provided below.

ACKNOWLEDGED AND AGREED:

INVESTOR:

Sincerely,

Ehave, Inc.

By: Prateek Dwivedi
Chief Executive Officer